EXHIBIT 10.3

CONFIDENTIAL TREATMENT REQUESTED BY
EASYLINK SERVICES INTERNATIONAL CORPORATION
UNDER RULE 24b-2

*CONFIDENTIAL TREATMENT

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. “X” HAS BEEN USED TO IDENTIFY INFORMATION WHICH IS SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on December 1, 2007 (the “Effective Date”) between, EasyLink Services International Corporation (the “Company”) and Terri Deuel (“Deuel”).

In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1. Employment. The Company hereby employs Deuel in the capacity of Vice President of Product Development and Support. Deuel accepts such employment and agrees to perform such services as are customary to such office and as shall from time to time be assigned to her by the Company’s Chief Executive Officer. Deuel will perform her duties so as to cause the Business of the Company to be operated in accordance with an annual operating plan and budget developed jointly by the Board and the Company and approved by the Board. For purposes of this Agreement, the “Business” of the Company is to provide business-to-business supply chain data interchange in multiple electronic formats.

2. Term. The employment hereunder shall be for a period of one year year, commencing on the Effective Date and ending on the first anniversary of such date (the “Employment Period”). Unless either party elects not to extend the term of this Agreement by so notifying the other in writing at least 30 days prior to the first anniversary of the Effective Date and each anniversary thereafter, the Employment Period shall automatically extend for an additional one year upon each such anniversary. Deuel’s employment will be on a full-time basis requiring the devotion of such amount of her productive time as is necessary for the efficient operation of the Business of the Company.

3. Compensation and Benefits.

3.1 Salary. For the performance of Deuel’s duties hereunder, the Company shall pay Deuel (i) an annual base salary in the amount as provided on Exhibit A, a copy of which is attached hereto and incorporated herein by reference, payable in accordance with the Company’s standard payroll policies, which may be changed from time to time.

3.2 Annual Cash Incentive. Deuel will receive the opportunity to earn an annual cash incentive pursuant to the terms of Exhibit A attached hereto (the “Annual Cash Incentive”). The Company agrees to negotiate in good faith a new Annual Cash Incentive Plan for each year of Deuel’s employment subsequent to Fiscal 2008. If the Company fails to negotiate a new Cash Incentive Plan for any year after Fiscal 2008, then the Annual Cash Incentive in effect for the preceding year will govern.

3.3 Benefits. The Company shall provide to Deuel the benefits as described on Exhibit B attached hereto.

3.4 Reimbursement of Expenses. Deuel shall be entitled to be reimbursed for all actual and reasonable expenses, including but not limited to, expenses for travel, meals and entertainment, incurred by Deuel in connection with and reasonably related to the furtherance of the Company’s Business, per Company travel guidelines in effect from time to time.

3.5 Equity Grants. The parties incorporate the terms of Exhibit A attached hereto regarding equity grants, provided however, that upon any Change in Control of the Company as defined in Section 4(b) of this Agreement or if Deuel’s employment is terminated under Sections 5. 1(b), (d) or (e) of this Agreement, any of Deuel’s equity grants that have not yet vested will vest immediately.

4. Change of Control. For the purposes of this Agreement, the term “Change of Control” shall mean a change in the beneficial ownership of the Company’s voting stock pursuant to which:

(a) any “person,” including a “syndicate” or “group” as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding “Voting Securities,” which is any security that ordinarily possesses the power to vote in the election of the board of directors of a corporation without the happening of any precondition or contingency; or

(b) the Company is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 40% of the outstanding Voting Securities of the surviving or resulting entity are then beneficially owned in the aggregate by either the shareholders of the Company immediately prior to such merger or consolidation, or, if a record date has been set to determine the shareholders of the Company entitled to vote on such merger or consolidation, the shareholders of the Company as of such record date; or

(c) the Company transfers substantially all of its assets to another corporation, other than a corporation of which the Company owns, directly or indirectly, at least 40% of the combined voting power of such corporation’s outstanding voting securities.

5. Termination.

5.1 Termination Events. Deuel’s employment hereunder will terminate upon the occurrence of any of the following events:

(a) Death;

(b) Disability: If Deuel is unable perform the duties assigned to her hereunder for a continuous period exceeding 90 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician; then, upon written notice to Deuel or her personal representative setting forth specifically the nature of the disability and the resulting performance failures and Deuel’s failure to cure the cited performance failures within ten days of receipt of such notice, the Company may discharge Deuel;

(c) Cause: As used in this Agreement, “Cause” shall mean:

(i)
Deuel’s conviction of (or pleading guilty or nolo contendere to) a felony or any misdemeanor involving dishonesty or moral turpitude; provided, however, that prior to discharging Deuel for Cause, the Board shall give a written statement of findings to Deuel setting forth specifically the grounds on which Cause is based, and Deuel shall have a period of ten days thereafter to respond in writing to the Board’s findings;

(ii)
Deuel’s willful and continued failure to substantially perform her duties with the Company (other than any failure resulting from illness or disability) that has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company, provided that the Board has tendered written notice to Deuel specifying the nature of the misconduct or performance deficiency and giving Deuel 20 days to cure such deficiency. For purposes of this subsection (ii), no act or failure to act on Deuel’s part shall be considered “willful” if done, or omitted to be done, by Deuel in good faith and with reasonable belief that Deuel’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(d) Without Cause: The Board may terminate Deuel by issuing at least 30 days’ advance written notice, subject to the severance provisions set forth below.

(e) By Deuel With Cause: Deuel may terminate her employment due to either (i) a default by the Company in the performance of any of its obligations hereunder, or (ii) an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of 20 days following its receipt of written notice thereof from Deuel; or

(f) By Deuel Without Cause: Deuel may terminate her employment for any reason upon the furnishing of at least 30 days’ advance written notice to the Board.

As used herein, “Adverse Change in Duties” means an action or series of actions taken by the Company, without Deuel’s prior written consent, that results in:

(1) A change in Deuel’s reporting responsibilities, titles, job responsibilities or offices that results in a material diminution of her status, control or authority; or

(2) The assignment to Deuel of any positions, duties or responsibilities that are materially inconsistent with Deuel’s positions, duties and responsibilities or status with the Company immediately prior to the change; or

(3) A requirement by the Company that Deuel be based or perform her duties anywhere other than the principal executive offices of the Company, as located (i) at Deuel’s office location on the date of this Agreement or (ii) within 25 miles of such current location; or

(4) A failure by the Company to provide for Deuel’s participation in any newly-adopted benefits or plans at a level or to an extent commensurate with that of other top executives of the Company.

5.2 Effects of Termination.

(a) Upon termination of Deuel’s employment hereunder for any reason, the Company will promptly pay Deuel all compensation owed to Deuel and unpaid through the date of termination (including, without limitation, salary and employee expense reimbursements).

(b) In addition, if Deuel’s employment is terminated under Sections 5.1 (b), (d) or (e), the Company shall also pay Deuel a severance amount equal to 12 months of the then-applicable base monthly salary plus any target Annual Cash Incentive that would have accrued for the fiscal year in which the termination occurred, which amount shall be paid in accordance with the Company’s then-existing standard payroll policies (including payroll deductions) over the 12-month period following such termination.

(c) The Company shall have the right to offset against any damages resulting from a breach by Deuel of Section 5.3 or Section 6 of this Agreement.

5.3 Restrictive Covenants. Upon termination of Deuel’s employment hereunder for any reason, Deuel agrees that for the one-year period following the termination of employment, Deuel will not:

(a) directly or indirectly, within a ten-mile radius of Deuel’s office at the Company, whether for her own account or as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever, provide services that are substantially similar to the services she provided to the Company to any person, firm, corporation or other business enterprise that competes with the Business of the Company, unless he obtains the prior written consent of the Board;

(b) directly or indirectly encourage or solicit, or attempt to encourage or solicit, on behalf of any person, firm, corporation or other business enterprise that competes with the Business of the Company, any individual to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

(c) induce or attempt to induce, on behalf of any person, firm, corporation or other business enterprise that competes with the Business of the Company, any provider, payor, customer, supplier, distributor, licensee or other business relation of the Company with whom Deuel dealt at any time during the two-year period preceding her termination of employment to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation described above and the Company.

Deuel acknowledges that monetary damages will not be sufficient to compensate the Company for any economic loss that may be incurred by reason of breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Deuel from continuing to engage in such breach.

In the event that any of the foregoing restrictive covenants are too broad to be enforceable, the parties request and agree that they may be reduced to such lesser breadth as may be necessary to make them enforceable. The covenants in this section 5.3 shall be construed as an agreement independent of any other agreement between the parties. Deuel agrees that the existence of any claim or cause of action of Deuel against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

6. Confidentiality. During the term of this Agreement and for 36 months after Deuel’s termination of employment with the Company, Deuel will continue to be bound by the terms of that certain Confidentiality Agreement entered into between Deuel and the Company on or about December 1, 2007.

7. General Provisions.

7.1 Assignment. Deuel may not assign or delegate any of her rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor to the Company through merger, consolidation, sale or the like.

7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter.

7.3 Modifications. This Agreement may be changed or modified only by an agreement in writing signed by the party against whom enforcement is sought.

7.4 Successors and Assigns. The rights and duties under this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns, legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person or entity shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

7.6 Severability; Partial Invalidity. If any provision of this Agreement or any instrument or document delivered in connection herewith is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement (the “Offending Provision”), the Offending Provision shall be fully severable; this Agreement shall be construed and enforced as if the Offending Provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the Offending Provision or by its severance from this Agreement. Furthermore, in lieu of the Offending Provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the Offending Provision as may be possible and be legal, valid and enforceable.

7.7 Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

7.8 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to:

EasyLink Services International Corporation
6025 The Corners Parkway
Suite 100
Norcross, Georgia 30092

and, in the case of Deuel, to:

2208 Virginia Place
Atlanta, Georgia 30305

or to such other address as either party may later specify by at least ten (10) days’ advance written notice delivered to the other party in accordance herewith.

7.9 No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from subsequently enforcing that provision of any other provision of this Agreement.

7.10 Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for her or its own legal fees and expenses that may be incurred in resolving such dispute.

7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 11th day of December, 2007, effective as of December 1, 2007.

/s/ Terri Deuel
Terri Deuel

EasyLink Services International Corporation

By: /s/ Glen E. Shipley
Name: Glen E. Shipley
Title: CFO

EXHIBIT A

2008 Compensation Plan

Ms. Terri Deuel, Vice President of Product Development and Support
EasyLink Services International Corporation (the “Company”)

SALARY

The Company shall pay you a salary of $200,000 annually. The Company, through the Compensation Committee of the Board of Directors, will review your salary annually and, in its sole discretion, may modify your salary as appropriate, subject to the approval of the Compensation Committee of the Board of Directors.

ANNUAL CASH INCENTIVE

You shall have the opportunity to earn a cash incentive based on the Company’s and your personal performance during Fiscal 2008. The Company, through the Compensation Committee of the Board of Directors, retains the right to adjust your cash incentive plan at any time as business circumstances or other factors reasonably dictate.

Your targeted annual incentive compensation (“Bonus”) for Fiscal 2008 is $100,000. Payment of 2008 incentive compensation will be at fiscal year end and will based on a combination of 25% payout on personal objectives and 75% payout on Company objectives as noted below:

COMPANY OBJECTIVES

1.
Total revenue of $[XXXXX] — half of the executive’s Company Bonus will be earned if the Company achieves a minimum of $[XXXXX] in total revenue for FY 2008. Bonus payout starts at 91% of plan and is linear for performance to 100%; thereafter the executive will be eligible to receive an additional 1% for each additional 10% in revenue above the plan.

2.
Operating income of $[XXXXX] — the other half of the executive’s Company based performance bonus will be earned if the Company achieves a minimum of $[XXXXX] in operating income for FY 2008. Bonus payout starts at 91% of plan and is linear for performance to 100% thereafter the executive will be eligible to receive an additional 1% for each additional 10% in operating income above the plan.

PERSONAL OBJECTIVES

To be determined.

Payment of 2008 Bonus will be at fiscal year end and will be determined by the Compensation Committee of the Board of Directors prior to the end of Fiscal 2008.

LONG TERM STOCK INCENTIVE

On execution of this Agreement, you will receive a one time grant of 20,000 restricted shares of the Company’s class A common stock to vest monthly over 3 years. The restricted stock grant shall be granted pursuant to the terms of, and evidenced by, a written agreement to be entered into between you and the Company.

EXHIBIT B

Benefits

You will be eligible to participate in benefit plans and/or programs which the Company may offer to its employees or executives from time to time.  Your eligibility for such plans and/or programs will be determined by the terms of such plans and/or programs.  Among the benefits currently offered by the Company to its employees are medical and dental insurance, a stock option plan and a 401k plan, which are described below.  Please be advised, however, that the Company reserves the right to amend, modify, or terminate any of its benefits plans and/or programs at any time in its sole discretion.  You will be eligible for three weeks vacation in accordance with the Company’s accrual policy.

Medical Insurance.  Currently, the Company offers its employees medical insurance.  The Company will contribute a portion of your premium for employee coverage, and you will be responsible for contributing for additional family coverage through pre-tax payroll deduction.

Dental Insurance.  The Company presently offers its employees dental insurance.  The Company will contribute a portion of your premium for employee coverage, and you will be responsible for contributing for additional family coverage through pre-tax payroll deduction.

401k Plan.  The Company presently offers its employees a 401k plan with a Company match to be determined annually by the Compensation Committee of the Board of Directors.  You may elect to contribute pre-tax deferrals through payroll deduction.